Exhibit 99.1

Atlantic Power Corporation Releases Second Quarter 2016 Results

DEDHAM, MASSACHUSETTS — August 8, 2016 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today released its results for the three and six months ended June 30, 2016.

Second Quarter 2016 Financial Results

•                  Reported net loss of $(18.5) million versus net income of $14.7 million in Q2 2015; higher Project income was more than offset by a $31.5 million non-cash write-off of deferred financing costs; 2015 results included income from discontinued operations (Wind business), including a gain on sale

•                  Reported Project income of $25.2 million versus $17.2 million in Q2 2015; increase due to Manchief maintenance outage in Q2 2015 and other factors (2015 results exclude the Wind business)

•                  Achieved Project Adjusted EBITDA of $46.2 million versus $43.9 million in Q2 2015; increase primarily due to Manchief outage in Q2 2015 and higher water flows at Mamquam in 2016, partially offset by lower water flows at Curtis Palmer, higher maintenance expense at other projects and a less favorable exchange rate (2015 results exclude Wind business)

•                  Reported Cash provided by operating activities of $24.3 million versus $18.3 million in Q2 2015; increase primarily due to lower interest payments and higher Project Adjusted EBITDA, which more than offset the absence of cash flows from the Wind business ($11.1 million in Q2 2015)

Year to Date June 2016 Financial Results

•                  Reported net loss of $(33.5) million versus net income of $32.2 million in Q2 2015; higher Project income was more than offset by the deferred financing cost write-off and a largely unrealized foreign exchange loss; 2015 results included an unrealized foreign exchange gain and income from discontinued operations

•                  Reported Project income of $53.9 million versus $38.8 million in 2015; increase due to lower fuel and operations and maintenance expenses (2015 outages), lower depreciation expense (following an impairment of long-lived assets in 2015) and lower interest expense (due to debt repayment)

•                  Project Adjusted EBITDA of $108.7 million increased from $102.5 million in 2015, primarily due to an outage at Manchief in Q2 2015, higher water flows at hydro projects and reductions in project-level compensation and development expenses, partially offset by higher maintenance expense at certain other projects and a less favorable exchange rate

•                  Reported Cash provided by operating activities of $53.7 million versus $53.4 million in 2015; lower interest payments and higher Project Adjusted EBITDA in 2016 essentially offset the absence of cash flows from the Wind business ($21.9 million in 2015)

Progress on Balance Sheet Initiatives

•                  In April, completed the refinancing of existing term loan and revolver, gaining additional flexibility and extending maturity dates for both

•                  In May, redeemed all 2017 convertible debentures at par plus accrued interest using $111 million of proceeds from the refinancing

•                  In July, repurchased $62.7 million of Series C June 2019 convertible debentures under substantial issuer bid; approximately $42.6 million remain outstanding

•                  In Q2 2016, repurchased 1.5 million common shares for approximately $3.6 million (average $2.38/share)

•                  Approximately $40 million of remaining net proceeds from the refinancing available for additional debt and equity repurchases and growth investments, at Company’s discretion

•                  In Q2 2016, repaid $25.1 million of APLP Holdings term loan and $2.1 million of project debt from operating cash flow; expect repayments in second half 2016 of $35 million and $6.7 million, respectively

“We had solid operating and financial results in the second quarter and are on track to achieve our guidance for the full year.  During the quarter, we made progress on our goal of building intrinsic value per share.  We continued to execute well on our balance sheet initiatives this quarter, with the completion of our term loan refinancing and arrangement of a new, more flexible revolver, the redemption of our 2017 convertible debentures and the repurchase of a significant portion of our 2019 convertible debentures,” said James J. Moore, Jr., President and CEO of Atlantic Power. “We also repaid $27 million of project and term loan debt in the quarter using our operating cash flow, and expect to repay another $42 million in the second half of the year.  Our leverage ratio is once again below 6 times, although that is still well above where we believe it needs to be.  During the quarter we repurchased approximately 1.5 million common shares, bringing the total purchased under the normal course issuer bid commenced last December to approximately 2.2 million shares.  In addition, we have approximately $40 million of cash available for further debt and equity repurchases and internal or external growth investments.”

“The steps we have taken in the past two years with respect to our balance sheet and cost structure give us the ability to withstand challenging power market conditions,” continued Mr. Moore.  “Following the refinancing, we will continue to pay down our term loan debt from our operating cash flow and we are now able to use our liquidity to address the remaining 2019 convertible debentures, buy common shares when they are trading at a discount to intrinsic value, make attractive investments in our fleet and pursue modest growth initiatives, without returning to the capital markets.  We thank our shareholders for their support and our employees who executed well on a difficult but necessary restructuring of our Company.”

Atlantic Power Corporation

Table 1 — Selected Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Financial Results(1)
Project revenue	$98.2	$103.1	$204.6	$214.4
Project income	25.2	17.2	53.9	38.8
Net (loss) income attributable to Atlantic Power Corporation	(18.5)	14.7	(33.5)	32.2
Cash provided by operating activities	24.3	18.3	53.7	53.4
Project Adjusted EBITDA	46.2	43.9	108.7	102.5
Cash Distributions from Projects	42.7	37.6	96.0	94.7
Operating Results (1)
Aggregate power generation (thousands of Net MWh)	1,477.9	1,520.5	3,031.2	3,040.5
Weighted average availability	92.7%	91.0%	94.6%	94.2%
Results of discontinued operations
Project revenue	$—	$18.1	$—	$34.8
Project income	—	64.2	—	53.4
Net income (loss)	—	33.6	—	21.1
Cash provided by operating activities	—	11.1	—	21.9
Cash Distributions from Projects	—	2.0	—	9.3

(1) Canadian Hills, Meadow Creek, Goshen North, Idaho Wind and Rockland (the “Wind Projects”) were sold in June 2015 and are designated as discontinued operations for the six months ended June 30, 2015.  The results of discontinued operations are excluded from Project revenue, Project income, Net income (loss), Project Adjusted EBITDA and Cash Distributions from Projects as presented in Table 1.  The results for discontinued operations have also been excluded from the aggregate power generation and weighted average availability statistics shown in Table 1.  Under GAAP, the cash flows attributable to the Wind Projects are included in Cash provided by operating activities as shown on the Company’s Consolidated Statement of Cash Flows.

All amounts are in U.S. dollars and are approximate unless otherwise indicated.  Project Adjusted EBITDA is not a recognized measure under generally accepted accounting principles in the United States (“GAAP”) and does not have a standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies.  Please refer to “Non-GAAP Disclosures” beginning on page 16 of this news release for an explanation and a reconciliation of “Project Adjusted EBITDA” as used in this news release to project income (loss), the most directly comparable measure on a GAAP basis, and net income (loss).  Cash Distributions from Projects is the amount of cash distributed by the projects to the Company out of available project cash flow after all project-level operating costs, interest payments, principal repayment, capital expenditures and working capital requirements.  It is not a non-GAAP measure.  Project Adjusted EBITDA, a non-GAAP measure, is the most comparable measure, but it is before debt service, capital expenditures and working capital requirements.  The Company has included a bridge of Project Adjusted EBITDA to Cash Distributions from Projects in the “Non-GAAP Disclosures” section of this release.

Operating Results

The discussion of operating results excludes the Wind Projects, which were sold in June 2015 and are included in discontinued operations for the three and six months ended June 30, 2015.

Three Months ended June 30, 2016

Project availability was 92.7% in the second quarter of 2016, a modest increase from 91.0% in the year-ago period.  Manchief and NTC had higher availability in 2016 due to outages in 2015 that did not recur (a gas turbine overhaul at Manchief and an outage at NTC at the utility customer’s request).  This was partially offset by lower availability at Frederickson, which had an extended spring outage and forced outages in 2016.

Generation decreased 2.8% in the second quarter of 2016 from the year-ago period, primarily due to Frederickson, which had lower availability, and Curtis Palmer, which had lower water flows.  These decreases were partially offset by higher generation at Mamquam due to higher water flows.

Six Months ended June 30, 2016

Project availability was 94.6% in the first six months of 2016, a slight increase from 94.2% in the year-ago period.  Manchief had higher availability due to a gas turbine overhaul in the prior year.  This was partially offset by lower availability at Frederickson, which had an extended spring outage and forced outages in 2016.

Generation decreased slightly by 0.3% in the first six months of 2016 from the year-ago period, primarily due to lower dispatch at Manchief and Selkirk, which was partially offset by higher generation at Mamquam due to higher water flows.

Financial Results

Project income and Project Adjusted EBITDA

Table 2 provides a breakdown of Project income and Project Adjusted EBITDA by segment for the three and six months ended June 30, 2016 as compared to the same periods in 2015.  Results for project income and Project Adjusted EBITDA exclude discontinued operations; accordingly, results of the Wind Projects are not included in either metric for the 2015 period shown in Table 2.

Project income (loss) is a GAAP measure that can fluctuate significantly due to non-cash adjustments to “mark-to-market” the fair value of derivatives.  Non-cash impairment charges and gains or losses on the sale of assets are included in project income and can also affect year-over-year comparisons.

Project Adjusted EBITDA is a non-GAAP measure.  Management believes that Project Adjusted EBITDA, which includes the proportional share of Project Adjusted EBITDA from the Company’s equity method projects, is a more useful measure of financial results at its projects because it excludes non-cash impairment charges, gains or losses on the sale of assets and non-cash mark-to-market adjustments, all of which can affect year-to-year comparisons.  Project Adjusted EBITDA is before corporate overhead expense.  The most directly comparable GAAP measure to Project Adjusted EBITDA is Project income; Tables 9A through 9D of this release provide a reconciliation of Net income to Project income and to Project Adjusted EBITDA by segment and on a consolidated basis for the three- and six-month periods ended June 30, 2016 and June 30, 2015.

Atlantic Power Corporation

Table 2 — Segment Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Project income (loss)
East U.S.	$9.6	$16.7	$25.6	$28.0
West U.S.	4.6	(4.3)	2.3	(4.0)
Canada	12.9	2.8	29.3	16.0
Un-allocated Corporate	(1.9)	2.0	(3.3)	(1.2)
Total	25.2	17.2	53.9	38.8
Project Adjusted EBITDA
East U.S.	$20.9	$27.0	$51.2	$53.7
West U.S.	14.5	5.7	22.0	15.6
Canada	10.9	11.6	35.7	35.4
Un-allocated Corporate	(0.1)	(0.4)	(0.2)	(2.2)
Total	46.2	43.9	108.7	102.5

Note:  The results of the Wind Projects are included in discontinued operations and are excluded from Project income and Project Adjusted EBITDA as presented in Table 2.

Three Months ended June 30, 2016

Net income (loss):  The Company reported a net loss of $(18.5) million versus net income of $14.7 million in the second quarter of 2015.  Higher Project income (discussed below) of $8.0 million was more than offset by a $31.5 million non-cash write-off of deferred financing costs associated with the refinancing of its term loan and the redemption of its 2017 convertible debentures, which was included in interest expense (see discussion on page 7 of this release).  The impact of this write-off on interest expense was partially offset by lower interest payments resulting from debt repayment.  Another significant factor in the year-over-year decrease was that 2015 results included $33.6 million of net income from discontinued operations (Wind business, which was sold in June 2015), including a pretax gain on sale of $47.3 million.

Project income increased to $25.2 million from $17.2 million in the year-ago period.  The $8.0 million increase was driven primarily by Manchief, which had a gas turbine overhaul in the prior year, and a $5.4 million increase in the fair value of derivatives, partially offset by lower results at Curtis Palmer, which had lower water flows this quarter.

Project Adjusted EBITDA increased $2.3 million to $46.2 million in the second quarter of 2016 from $43.9 million in the second quarter of 2015.  The increase was driven by the 2015 gas turbine overhaul at Manchief and higher water flows at Mamquam and Koma Kulshan, partially offset by lower water flows at Curtis Palmer, higher gas turbine maintenance resulting from outages at Kapuskasing and North Bay, and lower fuel optimization and increased maintenance expense at Morris.  In addition, the appreciation of the U.S. dollar relative to the Canadian dollar as compared to the exchange rate in the second quarter of 2015 reduced Project Adjusted EBITDA by approximately $0.5 million.

Corporate-level general and administrative (G&A) expense (shown as “Administration” on the Consolidated Statements of Operations) decreased $0.8 million to $5.8 million in the second quarter of 2016 from $6.6 million a year ago.  The improvement was due primarily to lower rent expense resulting from relocation of the corporate headquarters and consolidation of offices and to lower compensation expense, including severance costs.

Six Months ended June 30, 2016

Net income (loss):  The Company had a net loss of $(33.5) million versus net income of $32.2 million for the first six months of 2015.  Higher Project income (discussed below) of $15.1 million, lower corporate G&A expense and lower cash interest expense were more than offset by the write-off of deferred financing costs in the second quarter, a largely unrealized foreign exchange loss (versus a gain recorded in 2015) and net income from discontinued operations of $21.1 million recorded in 2015 that did not recur in 2016.

Project income increased to $53.9 million from $38.8 million in the year-ago period.  The $15.1 million increase was driven primarily by lower fuel and operations and maintenance expenses as a result of outages in 2015 (particularly at Manchief), lower depreciation expense (following an impairment of long-lived assets in 2015) and lower project-level interest expense (due to debt repayment).

Project Adjusted EBITDA increased $6.2 million to $108.7 million from $102.5 million.  The increase was driven by the prior-year overhaul at Manchief, higher water flows at Curtis Palmer (in the first quarter) and Mamquam, and reductions in compensation expense and development expense in the Un-allocated Corporate segment, partially offset by gas turbine overhaul expenses at Kenilworth, Kapuskasing, and North Bay.  In addition, the appreciation of the U.S. dollar relative to the Canadian dollar as compared to the exchange rate in the first six months of 2015 reduced Project Adjusted EBITDA by approximately $3.1 million.

Corporate-level G&A expense decreased $4.1 million to $11.9 million in the first six months of 2016 from $16.0 million a year ago.  The improvement was due primarily to lower rent expense, headcount-related savings, lower severance expense and other factors.

Cash Flow

Table 3 presents cash flow results for the Company for the three and six months ended June 30, 2016 as compared to the same periods in 2015.  Cash provided by operating activities is a GAAP measure.  Cash Distributions from Projects is the amount of cash distributed by the projects to the Company out of available project cash flow after all project-level operating costs, interest payments, principal repayment, capital expenditures and working capital requirements.  It is not a non-GAAP measure.

Effective this quarter, the Company has discontinued use of two non-GAAP metrics, Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow, as a result of updated guidelines issued by the SEC Staff with respect to the use of non-GAAP financial measures.

Atlantic Power Corporation

Table 3 — Cash Flow Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Cash Provided by Operating Activities	$24.3	$18.3	$53.7	$53.4
Amount attributable to Discontinued Operations included above	—	11.1	—	21.9

Cash Distributions from Projects (excludes Discontinued Operations) (1)	42.7	37.6	96.0	94.7

(1) Excludes cash distributions from the Wind Projects of $0 and $2.0 million for the three months ended June 30, 2016 and 2015, respectively, and $0 and $9.3 million for the six months ended June 30, 2016 and 2015, respectively.  The Wind Projects are included in discontinued operations.

Three Months ended June 30, 2016

Cash provided by operating activities increased $6.0 million to $24.3 million from $18.3 million in the second quarter of 2015.  Last year’s result included $11.1 million of operating cash flow from the Wind business.  Excluding this discontinued operation, operating cash flow increased approximately $17 million from the second quarter of 2015.  The increase was primarily attributable to lower cash interest payments ($8.8 million) due to debt repayment, higher Project Adjusted EBITDA ($2.2 million) and lower corporate G&A expense ($0.8 million).  Severance expense was $0.1 million in the second quarter of 2016 versus $0.5 million in the year-ago period and restructuring and other expenses were nil in the second quarter of 2016 versus $0.2 million in the year-ago period.  Most of the severance and restructuring and other expenses are included in G&A expense and thus were a factor in the decline in that expense.

Changes in other operating balances (such as receivables, payables and certain other assets and liabilities) were a positive $31.9 million in the second quarter of 2016 versus $0.7 million in the year-ago period.  The 2015 figure included $1.5 million from the Wind business.  During the second quarter of 2016, the Company wrote off $31.5 million of deferred financing costs, which expense was included in net income and reflected on the cash flow statement as a change in other operating balances, with no net impact on cash flow.  Excluding this item, which is not a working capital item, changes in working capital totaled approximately $0.4 million, which was not significant to the operating cash flow result of $24.3 million for the second quarter of 2016 or to the $17 million year-over-year increase in operating cash flow excluding the Wind business.

During the quarter, the Company used operating cash flow to repay term loan debt of $25.1 million and project debt of $2.1 million, make capital expenditures of $1.3 million and pay preferred dividends of $2.2 million.  In the second quarter of 2015, repayment of the term loan was $25.6 million, project debt repayment was $3.8 million, capital expenditures were $3.7 million and preferred dividends were $2.3 million.

Cash Distributions from Projects increased $5.1 million to $42.7 million for the second quarter of 2016 from $37.6 million for the same period in 2015.  The increase was primarily due to Manchief, which had a gas turbine overhaul in 2015; Curtis Palmer, which benefited from higher water flows in the first quarter of this year, and Cadillac.

Six Months ended June 30, 2016

Cash provided by operating activities of $53.7 million in the first six months of 2016 increased $0.3 million from $53.4 million in the six months of 2015.  The 2015 result included $21.9 million of operating cash flow from the Wind business.  Excluding this discontinued operation, operating cash flow increased approximately $22 million.  This increase was primarily attributable to lower cash interest payments ($10.1 million, excluding a $1.5 million reduction attributable to the Wind business) due to debt repayment, higher Project Adjusted EBITDA ($6.2 million) and lower corporate G&A expense ($4.1 million).  Severance expense was $0.2 million in the first six months of 2016 versus $3.4 million in the comparable 2015 period and restructuring and other expenses totaled $0.5 million in the first six months of 2016 versus $1.1 million in the comparable 2015 period.  A portion of the severance expense in the 2015 period was included in the Un-allocated Corporate segment of Project Adjusted EBITDA; the majority of the remaining severance and restructuring and other expenses were included in G&A expense for both the 2016 and 2015 periods and thus contributed to the decline in G&A expense.

Changes in other operating balances in the first six months of 2016 were a positive $36.1 million versus $16.8 million in the comparable 2015 period.  The 2015 figure included $3.3 million related to the Wind business.  The 2016 result included $31.5 million for the write-off of deferred financing costs, which as previously discussed did not affect cash flow.  Excluding this item, changes in working capital benefited operating cash flow by approximately $4.6 million in the first six months of 2016.  On a year-over-year basis, excluding the portion attributable to the Wind business, working capital changes had a negative impact of approximately $8.9 million.

In the first six months of 2016, the Company used operating cash flow to repay term loan debt of $50.5 million and project debt of $4.25 million, make capital expenditures of $2.0 million and pay preferred dividends of $4.2 million.  In the first six months of 2015, repayment of the term loan was $46.9 million, project debt repayments were $6.3 million, capital expenditures were $5.0 million and preferred dividends were $4.6 million.

Cash Distributions from Projects increased $1.3 million to $96.0 million for the first six months of 2016 from $94.7 million for the same period in 2015.  The increase was primarily due to Morris, which received a construction cost reimbursement this year, and Curtis Palmer, which benefited from higher water flows in the first quarter of this year.  This was partially offset by Chambers, which under the new project debt agreement in 2014 made a nine-month distribution in January 2015 versus a six-month distribution in January 2016.

Results of Discontinued Operations

The Wind projects, which were sold in June 2015, had no impact on financial results in 2016.  For the second quarter of 2015, the Wind projects had Project income of $64.2 million and Cash provided by operating activities of $11.1 million.  Cash Distributions from the Wind projects were $2.0 million.  For the first six months of 2015, the Wind projects had Project income of $53.4 million, Cash provided by operating activities of $21.9 million and Cash Distributions of $9.3 million.

Liquidity and Recent Balance Sheet Initiatives

Balance Sheet

Refinancing of Term Loan and Revolver

As previously reported, in April 2016, the Company closed a new $700 million senior secured term loan and $200 million revolving credit facility, both at the APLP Holdings intermediate holding company.  Proceeds from the term loan, net of an original issue discount of $21 million, were used to redeem the existing $447.9 million term loan and the Company’s 2017 convertible debentures (as discussed below) and to pay transaction costs.  Net proceeds after debt repayment and transaction costs were approximately $104 million.  Transaction costs totaling approximately $15.9 million (including $1.5 million incurred mostly in the first quarter) were recorded in the second quarter as deferred financing costs and will be amortized to interest expense over the life of the loan.  In addition, the Company recorded non-cash write-offs of deferred financing costs of $30.2 million associated with the previous term loan and $1.3 million associated with the 2017 convertible debentures.  These write-offs were included in interest expense.

The weighted average interest rate on the new term loan, including the impact of interest rate swaps on a portion of the loan, is currently approximately 6.25%.  The term loan is subject to mandatory 1% annual amortization and mandatory prepayment via the greater of a 50% cash sweep or such other amount that is required to achieve a targeted declining debt balance specified in the credit agreement for each quarter through the maturity date of the loan.  The amount of debt repayment on the new term loan is expected to be approximately $60 million in 2016, including approximately $35 million in the second half of the year.

Redemption of 2017 Convertible Debentures

As previously reported, on May 13, 2016, the Company completed the redemption of its outstanding Cdn$67.2 million Series A Convertible Debentures and its Cdn$75.8 million Series B Convertible Debentures at par plus accrued interest.  The redemption was funded with US$110.7 million of proceeds from the term loan refinancing.

Substantial Issuer Bid for 2019 Convertible Debentures

In June 2016, the Company announced a substantial issuer bid (the “Offer”) for up to $65 million of its Series C Convertible Debentures maturing in June 2019 at a price of $965 per $1,000 of principal amount, plus accrued and unpaid interest.  On July 25, 2016, the Company announced that it had taken up and canceled $62.7 million of such debentures under the Offer.  Following this transaction, the remaining amount of Series C Convertible Debentures is approximately $42.6 million.

Mandatory Debt Repayment

During the second quarter of 2016, the Company amortized $25.1 million of the APLP Holdings term loan and $2.1 million of project-level debt.  Year to date, the Company has amortized $50.5 million of term loan debt, including $25.3 million in the first quarter related to the previous term loan, and $4.25 million of project-level debt.

Normal Course Issuer Bid (Discretionary repurchases)

The Company did not repurchase any convertible debentures under the NCIB in the second quarter of 2016.  For the year to date, the Company has repurchased a total of $18.8 million principal amount of convertible debentures, and has reached the maximum amounts of repurchases of 2019 convertible debentures allowable under the NCIB ($11.7 million for the Series C and Cdn$9.0 million for the Series D).  The Company repurchased slightly more than 1.6 million common shares in May through July, bringing the total since the NCIB was implemented in December to approximately 2.2 million shares, at a total cost of approximately $5.0 million (average price of $2.25 per share).

Debt Maturity Profile

Following the redemption of the 2017 convertible debentures in May, the Company now has no bullet maturities at the corporate level prior to June 2019, when the remaining $42.6 million of Series C convertible debentures will mature.  In addition, the Company has $62.7 million (U.S. dollar equivalent) of Series D convertible debentures maturing in December 2019.  The reshaping of the Company’s maturity profile is further improved by the later maturity dates for the new term loan (2023 versus 2021 previously) and the new revolver (2021 versus 2018 previously).  The Company also has one project debt bullet maturity during this period — the term loan at its Piedmont project totaling $54 million at its maturity date of August 2018.  In addition to these bullet maturities, the Company has scheduled amortization of other project debt through 2025 and required repayment of the APLP Holdings term loan per a targeted debt schedule through the 2023 maturity date.

Liquidity

As shown in Table 4, the Company’s liquidity at June 30, 2016 was $251 million, including $154 million of unrestricted cash and $97 million of borrowing capacity under its corporate revolver.  Liquidity at March 31, 2016 was $178 million, including $64 million of unrestricted cash and $114 million of borrowing capacity.

The $16.5 million reduction in borrowing capacity was attributable to the reduction in the size of the new revolver ($200 million versus $210 million) and a $6.5 million increase in letters of credit outstanding, which was the result of an increased requirement associated with the larger term loan ($9.5 million), offset by reductions elsewhere.

The approximate $90 million increase in unrestricted cash from the March 31, 2016 level of $64 million was primarily attributable to an approximate $100 million increase in cash from the April 2016 term loan refinancing proceeds, net of cash used for the May 2016 redemption of the 2017 convertible debentures and the repurchase of 1.5 million common shares during the quarter.  This $100 million increase was partially offset by amortization of term loan and project debt, capital expenditures and preferred dividend payments that in aggregate exceeded the Company’s operating cash flow for the quarter by approximately $6 million.

As discussed previously, in July the Company repurchased $62.7 million of its Series C Convertible Debentures at a price of 96.5%.  Pro forma for that transaction, which required approximately $61 million of cash, the Company’s unrestricted cash at June 30, 2016 was approximately $93 million.

Atlantic Power Corporation

Table 4 — Liquidity (in millions of U.S. dollars)

Unaudited

			Pro Forma(1)
	March 31, 2016	June 30, 2016	June 30, 2016
Revolver capacity	$210.0	$200.0	$200.0
Letters of credit outstanding	(96.3)	(102.8)	(102.8)
Unused borrowing capacity	113.7	97.2	97.2
Unrestricted cash	64.3	154.2	93.0
Total Liquidity	$178.0	$251.4	$190.2

(1) Pro forma for the July 2016 substantial issuer bid, which used approximately $61 million of cash to repurchase $62.7 million of convertible debentures, including accrued interest and associated fees.

Note: Liquidity numbers presented do not include restricted cash of $14.3 million at June 30, 2016 and $10.0 million at March 31, 2016.

Other Financial Updates

2016 Guidance

The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses.  These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

The Company’s guidance for 2016 Project Adjusted EBITDA is $200 to $220 million, which is unchanged.  Project Adjusted EBITDA for the first six months of 2016 was $108.7 million, which represented an increase of $6.2 million from the first six months of 2015.  Factors expected to affect results in the second half of 2016 include the impact of the scheduled outage at Morris, a scheduled gas turbine overhaul at Oxnard and lower water flows at Curtis Palmer, partially offset by higher water flows at Mamquam, lower maintenance expense for Kapuskasing, Nipigon and North Bay, which had outages in 2015, and improved availability at Piedmont.

Previously, the Company had provided guidance for Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow, both of which are non-GAAP metrics that require adjustments that are not easily reconciled to GAAP measures.  The Company has discontinued the use of both non-GAAP cash flow metrics based on updated guidelines issued by the SEC Staff in May with respect to the use of non-GAAP financial measures.

Table 5 provides a bridge of the Company’s 2016 Project Adjusted EBITDA guidance to Cash provided by operating activities.  For purposes of providing this bridge to a cash flow measure, the impact of changes in working capital is assumed to be nil.

Atlantic Power Corporation

Table 5 — Bridge of 2016 Project Adjusted EBITDA Guidance to Cash Provided by Operating Activities

(in millions of U.S. dollars)

Unaudited

2016 Project Adjusted EBITDA Guidance(1)	$200 - $220
Adjustment for equity method projects(2)	(2)
Corporate G&A expense	(25)
Cash interest payments	(74)
Cash taxes	(4)
Other	—
Cash provided by operating activities	$95 - $115

Note:  For the purpose of providing a bridge of Project Adjusted EBITDA guidance to a cash flow measure, the impact of changes in working capital on Cash provided by operating activities is assumed to be nil.

(1) Initially provided May 5, 2016 and affirmed August 8, 2016.

(2) For equity method projects, represents difference between Project Adjusted EBITDA and cash distribution from equity method projects.

Optimization Investments

The Company expects to make approximately $3 million of optimization-related investments in its projects in 2016, with the majority of those for upgrades to a boiler and two combustion turbines at Morris and a spillway upgrade project at Curtis Palmer.  The Morris projects are expected to be completed by the end of the third quarter and the Curtis Palmer project by October.

The Company expects to realize a cash flow benefit of approximately $8 million in 2016 from investments made in 2013 through 2016 totaling approximately $25 million.  This expectation is reduced slightly from $10 million previously primarily because higher levels of waste heat at Nipigon have reduced the need for the duct burners and booster pump that were installed as optimization projects in 2014 and 2015, respectively.  The cash flow benefit of additional waste heat has more than offset the lower return from optimization.

Maintenance and Capex

The Company now expects to have capital expenditures of approximately $8 million in 2016, including the $3 million for optimization investments, versus its previous expectation of $14 million.  The reduction is primarily attributable to a deferral of the expenditures for a new fuel shredder at Williams Lake; previously, the Company had anticipated making initial outlays of $6 million for the project in 2016.  The investment in a new fuel shredder is subject to receipt of an amended air permit (expected in the third quarter, but subject to potential appeal) and an extension of the existing contract with BC Hydro.  In addition to the $8 million of capital expenditures, the Company expects to incur maintenance expense in 2016 of approximately $45 million.  Both the capex and maintenance expenditures forecasts include the Company’s share of projects in which it has an equity ownership interest.

Morris Outage

As planned, in late July the Morris project began a six-week maintenance outage that coincides with a scheduled turnaround at the customer’s facility.  The outage is expected to be completed by the end of August.  During this outage, the Company will continue work on upgrading two of the project’s combustion turbines, overhaul the steam turbine and upgrade the plant’s Distributed Controls System.  Together with an upgrade to one of the project’s boilers also under way, these upgrades are expected to increase output and fuel efficiency as well as enhance reliability of steam delivery for the customer.  The impact of higher maintenance expense and lost margin during the extended outage is expected to be approximately $9 million on Project Adjusted EBITDA in the third quarter of 2016.

Share Purchases by Insiders

In the second quarter of 2016, an executive of the Company purchased 30,000 common shares at an average price of US$2.30 per share.  For the year-to-date period, a total of 218,000 shares have been purchased by executives and directors of the Company at an average price of US$2.21 per share.  Including those made in 2015, purchases by management and directors total approximately 1.3 million common shares.  The average purchase price for these purchases was US$2.27 per share.  There have been no sales of shares by officers or directors this year other than those sold automatically for tax withholding purposes upon vesting under the Long-Term Incentive Plan.

Supplementary Financial Information

For a discussion of Non-GAAP disclosures and schedules reconciling the Company’s non-GAAP measure to the comparable GAAP measure, please refer to pages 16-22 of this release.  Included in this section is a summary of Project income and Project Adjusted EBITDA by project for the three and six months ended June 30, 2016 and 2015 (Tables 11 and 12, respectively).

Investor Conference Call and Webcast

Atlantic Power’s management team will host a telephone conference call on Tuesday, August 9, 2016 at 8:30 AM ET.  An accompanying slide presentation will be available on the Company’s website prior to the call.

Conference Call / Webcast Information:

Date:  Tuesday, August 9, 2016

Start Time:  8:30 AM ET

Phone Number:  U.S. (Toll Free) 1-855-239-3193; Canada (Toll Free) 1-855-669-9657; International (Toll) 1-412-542-4129

Conference Access:  Please request access to the Atlantic Power conference call.

Webcast:  The call will be broadcast over Atlantic Power’s website at www.atlanticpower.com.

Replay/Archive Information:

Replay:  Access conference call number 10088439 at the following telephone numbers:  U.S. (Toll Free) 1-877-344-7529; Canada (Toll Free) 1-855-669-9658; International (Toll) 1-412-317-0088.  The replay will be available one hour after the end of the conference call through September 9, 2016 at 11:59 PM ET.

Webcast archive:  The conference call will be archived on Atlantic Power’s website at www.atlanticpower.com for a period of 12 months.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Atlantic Power’s power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,138 megawatts (“MW”) in which its aggregate ownership interest is approximately 1,500 MW.  The Company’s current portfolio consists of interests in twenty-three operational power generation projects across nine states in the United States and two provinces in Canada.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

******************************************************************************************************

Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects.  These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  the Company believes that it has made progress on its goal of building intrinsic value per share;

•                  the Company expects to repay $35 million of term loan debt and $6.7 million of project debt in the second half of 2016;

•                  the Company’s views on an appropriate level of leverage;

•                  the expected availability of cash and/or liquidity for further debt and equity repurchases, internal or external growth investments;

•                  the Company’s ability to withstand challenging power market conditions;

•                  the Company expects that the new revolver will provide additional flexibility with respect to financing growth and retiring debt securities;

•                  the Company’s views of its debt maturity profile;

•                  the Company expects that discretionary optimization investments in its fleet will be approximately $3 million in 2016, and that the majority of those investments will be made at the Morris and Curtis Palmer projects;

•                  the timing of the completion of upgrades at the Morris and Curtis projects;

•                  the Company expects to realize a cash flow benefit from discretionary investments in its existing projects of approximately $8 million in 2016;

•                  the Company expects that in 2016, capital expenditures will total approximately $8 million, before a $5 million credit for a reimbursement for a customer-owned construction project, and maintenance expense will total approximately $45 million;

•                  timing of capital expenditures for a new fuel shredder at Williams Lake and the timing and probability of receipt of an amended air permit and contract extension;

•                  the impact of the Morris maintenance outage in the third quarter of 2016 will be approximately $9 million to Project Adjusted EBITDA;

•                  the Company’s expectations as to which factors will affect results in the second half of 2016;

•                  2016 Project Adjusted EBITDA for the Company will be in the range of $200 to $220 million; and

•                  the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting the Company, including, without limitation, the outcome or impact of the Company’s business plan, including the objective of enhancing the value of its existing assets through optimization investments and commercial activities, delevering its balance sheet to improve its cost of capital and ability to compete for new investments, and utilizing its core competencies to create proprietary investment opportunities, and the Company’s ability to raise additional capital for growth and/or debt reduction, and the outcome or impact on the Company’s business of any such actions.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The Company’s ability to achieve its longer-term goals, including those described in this news release, is based on significant assumptions relating to and including, among other things, the general conditions of the markets in which it operates, revenues, internal and external growth opportunities, its ability to sell assets at favorable prices or at all and general financial market and interest rate conditions.  The Company’s actual results may differ, possibly materially and adversely, from these goals.

Atlantic Power Corporation

Table 6 — Consolidated Balance Sheet (in millions of U.S. dollars)

(Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$154.2	$72.4
Restricted cash	14.3	15.2
Accounts receivable	42.9	39.6
Inventory	1.6	—
Prepayments and other current assets	17.3	16.9
Assets held for sale	8.6	8.3
Other current assets	2.5	4.5
Total current assets	241.4	156.9

Property, plant and equipment, net	768.1	777.7
Equity investments in unconsolidated affiliates	281.0	286.2
Power purchase agreements and intangible assets, net	287.0	308.9
Goodwill	134.5	134.5
Derivative instruments asset	1.1	0.3
Deferred income taxes	2.2	—
Other assets	6.0	6.7
Total assets	$1,721.3	$1,671.2

Liabilities
Current liabilities:
Accounts payable	$6.4	$6.9
Accrued interest	0.9	1.6
Other accrued liabilities	22.5	25.4
Current portion of long-term debt	96.4	15.8
Current portion of derivative instruments liability	23.6	36.7
Other current liabilities	4.4	2.5
Total current liabilities	154.2	88.9

Long-term debt	807.8	682.7
Convertible debentures	163.4	277.7
Derivative instruments liability	28.5	20.8
Deferred income taxes	69.1	85.7
Power purchase and fuel supply agreement liabilities, net	27.0	27.0
Other long-term liabilities	54.4	53.2
Total liabilities	$1,304.4	$1,236.0

Equity
Common shares, no par value, unlimited authorized shares; 120,682,964 and 122,153,082 issued and outstanding at June 30, 2016 and December 31, 2015, respectively	1,286.8	1,290.6
Accumulated other comprehensive loss	(120.2)	(139.3)
Retained deficit	(971.0)	(937.4)
Total Atlantic Power Corporation shareholders’ equity	195.6	213.9
Preferred shares issued by a subsidiary company	221.3	221.3
Total equity	416.9	435.2
Total liabilities and equity	$1,721.3	$1,671.2

Atlantic Power Corporation

Table 7 — Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Project revenue:
Energy sales	$45.1	$47.5	$97.6	$101.5
Energy capacity revenue	37.3	38.0	69.2	71.5
Other	15.8	17.6	37.8	41.4
	98.2	103.1	204.6	214.4
Project expenses:
Fuel	35.1	38.0	74.0	84.2
Operations and maintenance	30.0	35.3	51.2	56.8
Development	—	—	—	1.1
Depreciation and amortization	25.5	28.2	50.3	56.1
	90.6	101.5	175.5	198.2
Project other income (expense):
Change in fair value of derivative instruments	12.2	6.8	11.0	5.2
Equity in earnings of unconsolidated affiliates	7.6	8.6	18.3	19.3
Interest, net	(2.4)	(2.0)	(4.5)	(4.1)
Other income, net	0.2	2.2	—	2.2
	17.6	15.6	24.8	22.6
Project income	25.2	17.2	53.9	38.8

Administrative and other expenses (income):
Administration	5.8	6.6	11.9	16.0
Interest, net	51.2	24.6	67.8	50.3
Foreign exchange loss (gain)	2.6	4.8	22.5	(27.4)
Other income, net	0.3	(1.7)	(2.2)	(3.1)
	59.9	34.3	100.0	35.8
(Loss) income from continuing operations before income taxes	(34.7)	(17.1)	(46.1)	3.0
Income tax (benefit) expense	(18.4)	2.9	(16.8)	(1.7)
(Loss) income from continuing operations	(16.3)	(20.0)	(29.3)	4.7
Net income from discontinued operations, net of tax (1)	—	33.6	—	21.1
Net (loss) income	(16.3)	13.6	(29.3)	25.8
Net (loss) attributable to noncontrolling interests	—	(3.4)	—	(11.0)
Net income attributable to preferred share dividends of a subsidiary company	2.2	2.3	4.2	4.6
Net (loss) income attributable to Atlantic Power Corporation	$(18.5)	$14.7	$(33.5)	$32.2

Basic and diluted earnings per share:
(Loss) from continuing operations attributable to Atlantic Power Corporation	$(0.15)	$(0.18)	$(0.28)	$—
Income from discontinued operations, net of tax	—	0.30	—	0.26
Net (loss) income attributable to Atlantic Power Corporation	$(0.15)	$0.12	$(0.28)	$0.26

Weighted average number of common shares outstanding:
Basic	121.6	121.9	121.8	121.7
Diluted	121.6	122.1	121.8	121.9

Dividends paid per common share:	$—	$0.02	$—	$0.05

(1)  Includes contributions from the Wind Projects, which are components of discontinued operations.

Atlantic Power Corporation

Table 8 — Consolidated Statements of Cash Flows (in millions of U.S. dollars)

Unaudited

	Six months ended June 30,
	2016	2015
Cash provided by operating activities:
Net (loss) income	$(29.3)	$25.8
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	50.3	66.4
Gain from discontinued operations	—	(47.3)
Gain on sale of development project and other assets	—	(2.3)
Gain on purchase and cancellation of convertible debentures	(2.5)	(3.0)
Loss on disposal of fixed assets	0.2	—
Stock-based compensation expense	0.8	1.0
Equity in earnings from unconsolidated affiliates	(18.3)	(19.3)
Distributions from unconsolidated affiliates	23.5	27.0
Unrealized foreign exchange gain	22.5	(27.6)
Change in fair value of derivative instruments	(11.0)	(4.5)
Change in deferred income taxes	(18.6)	20.4
Change in other operating balances
Accounts receivable	(3.3)	0.6
Inventory	(0.4)	2.8
Prepayments and other assets	39.2	9.3
Accounts payable	3.5	(3.4)
Accruals and other liabilities	(2.9)	7.5
Cash provided by operating activities	53.7	53.4

Cash provided by investing activities:
Change in restricted cash	0.9	4.9
Proceeds from sale of assets and equity investments, net	—	326.3
Contribution to unconsolidated affiliate	—	(0.6)
Capitalized development costs	—	(0.8)
Reimbursement of construction cost	4.7	—
Purchase of property, plant and equipment	(2.0)	(5.0)
Cash provided by investing activities	3.6	324.8

Cash used in financing activities:
Proceeds from senior secured term loan facility, net of discount	679.0	—
Common share repurchases	(4.7)	—
Repayment of corporate and project-level debt	(502.7)	(62.2)
Repayment of convertible debentures	(127.0)	(18.0)
Deferred financing costs	(15.9)	—
Dividends paid to common shareholders	—	(5.8)
Dividends paid to noncontrolling interests	—	(3.8)
Dividends paid to preferred shareholders	(4.2)	(4.6)
Cash used in financing activities	24.5	(94.4)

Net increase in cash and cash equivalents	81.8	283.8
Less cash at discontinued operations	—	—
Cash and cash equivalents at beginning of period at discontinued operations	—	3.9
Cash and cash equivalents at beginning of period	72.4	106.1
Cash and cash equivalents at end of period	$154.2	$393.8

Supplemental cash flow information
Interest paid	$34.7	$46.3
Income taxes paid, net	$1.9	$1.7
Accruals for construction in progress	$1.0	—

Non-GAAP Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies.  Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies.  The most directly comparable GAAP measure is Project income (loss).  Project Adjusted EBITDA is defined as project income (loss) plus interest, taxes, depreciation and amortization (including non-cash impairment charges) and changes in the fair value of derivative instruments.  Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors.  A reconciliation of Project Adjusted EBITDA to Project income (loss) and to Net income (loss) by segment and on a consolidated basis is provided in Tables 9A through 9D on pages 17 and 18 of this news release.

Cash Distributions from Projects is the amount of cash distributed by the projects to the Company out of available project cash flow after all project-level operating costs, interest payments, principal repayment, capital expenditures and working capital requirements.  It is not a non-GAAP measure.  Project Adjusted EBITDA, a non-GAAP measure, is the most comparable measure, but it is before debt service, capital expenditures and working capital requirements.  The Company has provided a bridge of Project Adjusted EBITDA to Cash Distributions from Projects in Tables 10A through 10D on pages 19 and 20 of this release.

Table 11 (page 21) presents Project income (loss) by project for selected projects for the three and six months ended June 30, 2016 and the comparable periods in 2015.  Table 12 (page 22) presents Project Adjusted EBITDA by project for the same projects as shown in Table 11 for the three and six months ended June 30, 2016 and the comparable periods in 2015.  Table 12 also provides a reconciliation of Project Adjusted EBITDA to Net Income (loss) for the three- and six-month periods ended June 30, 2016 and June 30, 2015.

Atlantic Power Corporation

Table 9A — Reconciliation of Net income (loss) to Project Adjusted EBITDA by Segment and Consolidated (in millions of U.S. dollars)

Three Months Ended June 30, 2016

Unaudited

				Un-Allocated
	East U.S.	West U.S.	Canada	Corporate	Consolidated
Net (loss) income attributable to Atlantic Power Corporation	$9.6	$4.6	$12.9	$(45.6)	$(18.5)
Net income attributable to preferred share dividends of a subsidiary company	—	—	—	2.2	2.2
Net (loss) attributable to noncontrolling interests	—	—	—	—	—
Net (loss) income	9.6	4.6	12.9	(43.4)	(16.3)
Net income from discontinued operations, net of tax	—	—	—	—	—
Net income (loss) from continuing operations	9.6	4.6	12.9	(43.4)	(16.3)
Income tax (benefit) expense	—	—	—	(18.4)	(18.4)
Income (loss) from continuing operations before income taxes	9.6	4.6	12.9	(61.8)	(34.7)
Administration	—	—	—	5.8	5.8
Interest, net	—	—	—	51.2	51.2
Foreign exchange loss (gain)	—	—	—	2.6	2.6
Other income, net	—	—	—	0.3	0.3
Project income (loss)	9.6	4.6	12.9	(1.9)	25.2
Change in fair value of derivative instruments	(2.5)	—	(11.6)	1.9	(12.2)
Depreciation and amortization	10.9	9.9	9.6	—	30.4
Interest, net	2.9	—	—	—	2.9
Other project expense	—	—	—	(0.1)	(0.1)
Project Adjusted EBITDA	20.9	14.5	10.9	(0.1)	46.2

Atlantic Power Corporation

Table 9B — Reconciliation of Net income (loss) to Project Adjusted EBITDA by Segment and Consolidated (in millions of U.S. dollars)

Three Months Ended June 30, 2015

Unaudited

				Un-Allocated
	East U.S.	West U.S.	Canada	Corporate	Consolidated
Net (loss) income attributable to Atlantic Power Corporation	$16.7	$(4.3)	$2.8	$(0.5)	$14.7
Net income attributable to preferred share dividends of a subsidiary company	—	—	—	2.3	2.3
Net (loss) attributable to noncontrolling interests	—	—	—	(3.4)	(3.4)
Net (loss) income	16.7	(4.3)	2.8	(1.6)	13.6
Net income from discontinued operations, net of tax	—	—	—	33.6	33.6
Net income (loss) from continuing operations	16.7	(4.3)	2.8	(35.2)	(20.0)
Income tax (benefit) expense	—	—	—	2.9	2.9
Income (loss) from continuing operations before income taxes	16.7	(4.3)	2.8	(32.3)	(17.1)
Administration	—	—	—	6.6	6.6
Interest, net	—	—	—	24.6	24.6
Foreign exchange loss (gain)	—	—	—	4.8	4.8
Other income, net	—	—	—	(1.7)	(1.7)
Project income (loss)	16.7	(4.3)	2.8	2.0	17.2
Change in fair value of derivative instruments	(3.0)	—	(3.9)	—	(6.9)
Depreciation and amortization	10.8	10.0	12.7	(0.2)	33.3
Interest, net	2.5	—	—	—	2.5
Other project expense	—	—	—	(2.2)	(2.2)
Project Adjusted EBITDA	27.0	5.7	11.6	(0.4)	43.9

Atlantic Power Corporation

Table 9C — Reconciliation of Net income (loss) to Project Adjusted EBITDA by Segment and Consolidated (in millions of U.S. dollars)

Six Months Ended June 30, 2016

Unaudited

				Un-Allocated
	East U.S.	West U.S.	Canada	Corporate	Consolidated
Net (loss) income attributable to Atlantic Power Corporation	$25.6	$2.3	$29.3	$(90.7)	$(33.5)
Net income attributable to preferred share dividends of a subsidiary company	—	—	—	4.2	4.2
Net (loss) attributable to noncontrolling interests	—	—	—	—	—
Net (loss) income	25.6	2.3	29.3	(86.5)	(29.3)
Net income from discontinued operations, net of tax	—	—	—	—	—
Net income (loss) from continuing operations	25.6	2.3	29.3	(86.5)	(29.3)
Income tax (benefit) expense	—	—	—	(16.8)	(16.8)
Income (loss) from continuing operations before income taxes	25.6	2.3	29.3	(103.3)	(46.1)
Administration	—	—	—	11.9	11.9
Interest, net	—	—	—	67.8	67.8
Foreign exchange loss (gain)	—	—	—	22.5	22.5
Other income, net	—	—	—	(2.2)	(2.2)
Project income (loss)	25.6	2.3	29.3	(3.3)	53.9
Change in fair value of derivative instruments	(1.7)	—	(12.1)	2.8	(11.0)
Depreciation and amortization	21.9	19.7	18.5	0.2	60.3
Interest, net	5.4	—	—	—	5.4
Other project expense	—	—	—	0.1	0.1
Project Adjusted EBITDA	51.2	22.0	35.7	(0.2)	108.7

Atlantic Power Corporation

Table 9D — Reconciliation of Net income (loss) to Project Adjusted EBITDA by Segment and Consolidated (in millions of U.S. dollars)

Six Months Ended June 30, 2015

Unaudited

				Un-Allocated
	East U.S.	West U.S.	Canada	Corporate	Consolidated
Net (loss) income attributable to Atlantic Power Corporation	$28.0	$(4.0)	$16.0	$(7.8)	$32.2
Net income attributable to preferred share dividends of a subsidiary company	—	—	—	4.6	4.6
Net (loss) attributable to noncontrolling interests	—	—	—	(11.0)	(11.0)
Net (loss) income	28.0	(4.0)	16.0	(14.2)	25.8
Net income from discontinued operations, net of tax	—	—	—	21.1	21.1
Net income (loss) from continuing operations	28.0	(4.0)	16.0	(35.3)	4.7
Income tax (benefit) expense	—	—	—	(1.7)	(1.7)
Income (loss) from continuing operations before income taxes	28.0	(4.0)	16.0	(37.0)	3.0
Administration	—	—	—	16.0	16.0
Interest, net	—	—	—	50.3	50.3
Foreign exchange loss (gain)	—	—	—	(27.4)	(27.4)
Other income, net	—	—	—	(3.1)	(3.1)
Project income (loss)	28.0	(4.0)	16.0	(1.2)	38.8
Change in fair value of derivative instruments	(0.4)	—	(5.5)	0.8	(5.1)
Depreciation and amortization	21.2	19.6	24.9	0.4	66.1
Interest, net	4.9	—	—	—	4.9
Other project expense	—	—	—	(2.2)	(2.2)
Project Adjusted EBITDA	53.7	15.6	35.4	(2.2)	102.5

Atlantic Power Corporation

Table 10A — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Three months ended June 30, 2016

Unaudited

	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
East U.S.
Consolidated	$12.2	$(2.1)	$(2.4)	$(1.1)	$2.6	$9.1
Equity method	8.7	—	(0.4)	(0.1)	0.8	9.1
Total	20.9	(2.1)	(2.8)	(1.2)	3.4	18.2
West U.S.
Consolidated	11.4	—	—	—	(3.3)	8.2
Equity method	3.1	—	—	—	0.6	3.7
Total	14.5	—	—	—	(2.7)	11.9
Canada
Consolidated	10.9	—	—	(0.3)	2.1	12.7
Equity method	—	—	—	—	—	—
Total	10.9	—	—	(0.3)-	2.1	12.7
Total consolidated	34.5	(2.1)	(2.4)	(1.4)-	1.4	30.0
Total equity method	11.8	—	(0.5)	—	1.5	12.8
Un-allocated corporate	(0.1)	—	—	0.3	0.1	0.0
Total	46.2	(2.1)	(2.8)	(1.4)	2.9	42.7

Atlantic Power Corporation

Table 10B — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Three months ended June 30, 2015

Unaudited

	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
East U.S.
Consolidated	$17.4	$(2.2)	$(1.8)	$(2.9)	$(2.1)	$8.4
Equity method	9.7	(1.5)	(0.7)	(0.1)	0.6	8.1
Total	27.0	(3.7)	(2.5)	(3.0)	(1.5)	16.4
West U.S.
Consolidated	2.6	—	—	—	3.3	5.9
Equity method	3.0	—	—	—	(0.5)	2.5
Total	5.7	—	—	—	2.8	8.5
Canada
Consolidated	11.6	(0.0)	(0.0)	(0.7)	1.9	12.8
Equity method	—	—	—	—	—	—
Total	11.6	(0.0)	(0.0)	(0.7)	1.9	12.8
Total consolidated	31.6	(2.2)	(1.8)	(3.6)	3.1	27.1
Total equity method	12.7	(1.5)	(0.7)	(0.1)	0.1	10.6
Un-allocated corporate	(0.4)	—	—	(0.1)	0.4	(0.0)
Total	43.9	(3.7)	(2.5)	(3.7)	3.6	37.6

Atlantic Power Corporation

Table 10C — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Six months ended June 30, 2016

Unaudited

	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
East U.S.
Consolidated	$31.6	$(4.3)	$(2.9)	$2.9	$3.7	$31.0
Equity method	19.5	—	(0.9)	(0.1)	(4.7)	13.9
Total	51.2	(4.3)	(3.8)	2.8	(0.9)	44.9
West U.S.
Consolidated	15.6	—	—	—	(2.0)	13.6
Equity method	6.4	—	—	—	0.5	6.9
Total	22.0	—	—	—	(1.4)	20.5
Canada
Consolidated	35.7	—	—	(0.6)	(4.6)	30.6
Equity method	—	—	—	—	—	—
Total	35.7	—	—	(0.6)	(4.6)	30.6
Total consolidated	83.0	(4.3)	(2.9)	2.3	(2.9)	75.2
Total equity method	25.9	—	(0.9)	(0.1)	(4.1)	20.8
Un-allocated corporate	(0.2)	—	—	0.3	(0.1)	—
Total	108.7	(4.3)	(3.8)	2.5	(7.1)	96.0

Atlantic Power Corporation

Table 10D — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Six months ended June 30, 2015

Unaudited

	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
East U.S.
Consolidated	$32.6	$(1.0)	$(3.7)	$(4.1)	$0.8	$24.6
Equity method	21.1	(1.5)	(1.3)	(0.1)	(1.4)	16.7
Total	53.7	(2.5)	(5.0)	(4.2)	(0.7)	41.3
West U.S.
Consolidated	9.2	—	—	—	0.9	10.1
Equity method	6.4	—	—	—	0.2	6.6
Total	15.6	—	—	—	1.1	16.7
Canada
Consolidated	35.3	(0.1)	(0.0)	(0.8)	2.3	36.7
Equity method	—	—	—	—	—	—
Total	35.4	(0.1)	(0.0)	(0.8)	2.3	36.7
Total consolidated	77.2	(1.1)	(3.7)	(4.9)	4.0	71.4
Total equity method	27.5	(1.5)	(1.3)	(0.1)	(1.3)	23.3
Un-allocated corporate	(2.2)	—	—	(0.1)	2.2	—
Total	102.5	(2.6)	(5.0)	(5.1)	4.9	94.7

Atlantic Power Corporation

Table 11 —  Project Income by Project (for Selected Projects)

(in millions of U.S. dollars)

Unaudited

		Three months ended June 30,		Six months ended June 30,
	Accounting	2016	2015	2016	2015

East U.S.
Cadillac	Consolidated	$0.9	$0.9	$1.6	$1.6
Curtis Palmer	Consolidated	2.7	5.8	9.7	7.8
Morris	Consolidated	0.6	3.0	4.4	6.9
Piedmont	Consolidated	(3.3)	(0.5)	(8.3)	(4.8)
Kenilworth	Consolidated	(0.9)	(0.6)	(1.0)	0.4
Chambers	Equity method	—	0.6	3.4	4.0
Orlando	Equity method	9.9	7.6	16.5	12.0
Selkirk	Equity method	(0.3)	(0.1)	(0.6)	0.1
Total		9.6	16.7	25.6	28.0
West U.S.
Manchief	Consolidated	0.5	(7.8)	1.0	(6.8)
Naval Station	Consolidated	1.9	1.6	.5	1.4
North Island	Consolidated	1.6	1.4	1.2	1.5
Naval Training Center	Consolidated	0.6	0.6	0.3	0.5
Oxnard	Consolidated	(0.4)	(0.4)	(2.1)	(1.9)
Frederickson	Equity method	—	0.4	0.5	1.0
Koma Kulshan	Equity method	0.5	(0.1)	0.8	0.3
Total		4.6	(4.3)	2.3	(4.0)
Canada
Calstock	Consolidated	1.7	1.4	4.1	3.5
Kapuskasing	Consolidated	2.3	0.8	5.9	4.7
Mamquam	Consolidated	3.6	1.6	5.8	2.8
Nipigon	Consolidated	3.3	0.5	4.1	2.0
North Bay	Consolidated	2.7	1.1	6.8	5.1
Williams Lake	Consolidated	(0.2)	(2.2)	2.8	(2.0)
Other (Tunis and Moresby Lake)	Consolidated	(0.5)	(0.4)	(0.2)	(0.1)
Total		12.9	2.8	29.3	16.0

Totals
Consolidated projects		17.0	6.8	36.6	22.6
Equity method projects		10.2	8.4	20.6	17.4
Un-allocated corporate		(1.9)	2.0	(3.3)	(1.2)
Total Project Income		25.2	17.2	53.9	38.8

Atlantic Power Corporation

Table 12 — Project Adjusted EBITDA by Project (for Selected Projects) (in millions of U.S. dollars)

Unaudited

		Three months ended June 30,		Six months ended June 30,
	Accounting	2016	2015	2016	2015
East U.S.
Cadillac	Consolidated	$2.3	$2.4	$4.4	$4.5
Curtis Palmer	Consolidated	6.6	9.7	17.5	15.5
Morris	Consolidated	2.5	3.9	7.9	8.8
Piedmont	Consolidated	1.1	1.4	1.6	2.2
Kenilworth	Consolidated	(0.3)	0.0	0.2	1.6
Chambers	Equity method	2.8	3.5	8.9	9.7
Orlando	Equity method	6.2	6.2	11.2	11.3
Selkirk	Equity method	(0.3)	(0.1)	(0.6)	0.1
Total		20.9	27.0	51.2	53.7
West U.S.
Manchief	Consolidated	3.3	(5.1)	6.6	(1.4)
Naval Station	Consolidated	3.4	3.2	3.7	4.6
North Island	Consolidated	2.6	2.5	3.4	3.7
Naval Training Center	Consolidated	1.4	1.4	1.9	2.1
Oxnard	Consolidated	0.7	0.6	0.1	0.2
Frederickson	Equity method	2.5	2.9	5.5	6.0
Koma Kulshan	Equity method	0.6	0.1	0.9	0.4
Total		14.5	5.7	22.0	15.6
Canada
Calstock	Consolidated	2.3	2.0	5.1	4.7
Kapuskasing	Consolidated	(0.7)	0.4	3.1	4.4
Mamquam	Consolidated	4.0	2.0	6.7	3.6
Nipigon	Consolidated	3.8	4.0	9.6	9.8
North Bay	Consolidated	(0.2)	0.7	4.0	4.8
Williams Lake	Consolidated	2.0	2.6	7.0	7.6
Other (Tunis and Moresby Lake)	Consolidated	(0.2)	(0.1)	0.3	0.4
Total		10.9	11.6	35.7	35.4

Totals
Consolidated projects		34.5	31.6	83.0	77.2
Equity method projects		11.8	12.7	25.9	27.5
Un-allocated corporate		(0.1)	(0.4)	(0.2)	(2.2)
Total Project Adjusted EBITDA		46.2	43.9	108.7	102.5
Other project expense		(0.1)	(2.2)	0.1	(2.2)
Interest, net		2.9	2.5	5.4	4.9
Depreciation and amortization		30.4	33.3	60.3	66.1
Change in fair value of derivative instruments		(12.2)	(6.9)	(11.0)	(5.1)
Project income		25.2	17.2	53.9	38.8
Other income, net		0.3	(1.7)	(2.2)	(3.1)
Foreign exchange loss (gain)		2.6	4.8	22.5	(27.4)
Interest, net		51.2	24.6	67.8	50.3
Administration		5.8	6.6	11.9	16.0
(Loss) from continuing operations before income taxes		(34.7)	(17.1)	(46.1)	(3.1)
Income tax (benefit) expense		(18.4)	2.9	(16.8)	(1.7)
Net (loss) income from continuing operations		(16.3)	(20.0)	(29.3)	4.7
Net income from discontinued operations, net of tax		—	33.6	—	21.1
Net (loss) income		(16.3)	13.6	(29.3)	25.8
Net (loss) attributable to noncontrolling interests		—	(3.4)	—	(11.0)
Net income attributable to preferred share dividends of a subsidiary company		2.2	2.3	4.2	4.6
Net (loss) income attributable to Atlantic Power Corporation		$(18.5)	$14.7	$(33.5)	$32.2